UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2011

DIADEXUS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-26483	94-3236309
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

343 Oyster Point Boulevard, South San Francisco, California		94080
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 246-6400

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 23, 2011, diaDexus, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Comerica Bank (“Comerica”), whereby Comerica has loaned $5 million to the Company at a fixed interest rate of 5.25% per annum. The Company paid an initial fee of $25,000 for access to this loan and will be required to pay an additional fee of $100,000 following repayment of the loan. Through September 22, 2012, the Company is obligated only to make monthly interest payments on the outstanding principal balance. Thereafter, the Company will be required to pay down principal and interest in monthly installments over a period of 36 months. The Company may prepay all, but not less than all, of the loaned amount with 30 days advance notice to Comerica. If the loan is prepaid prior to September 24, 2012, the Company will be obligated to pay an additional prepayment fee equal to 1% of the principal amount prepaid (a “Prepayment Fee”). The Company is not entitled to reborrow any amounts of principal once such principal has been repaid.

While any amounts are outstanding under the credit facility, the Company is subject to a number of affirmative and restrictive covenants, including covenants regarding delivery of financial statements, maintenance of inventory, payment of taxes, maintenance of insurance, dispositions of property, business combinations or acquisitions, incurrence of additional indebtedness, and transactions with affiliates, among other customary covenants. In addition, the Company must achieve revenues equal to at least 80% of monthly projections approved by the Company’s Board of Directors (the “Board”) and provided to Comerica. The Company is also restricted from paying dividends or making other distributions or payments on its capital stock except for repurchases of stock from former employees pursuant to stock repurchase agreements in certain circumstances.

The Company has granted Comerica a security interest in all of the Company’s personal property to secure the Company’s payment and other obligations under the Loan Agreement. The security interest does not extend to patents, trademarks and other intellectual property rights (except for rights to payment related to the sale, licensing or disposition of such intellectual property rights) or to property not assignable without consent by a third party or with respect to which granting a security interest is contrary to law.

Upon the occurrence of certain events, including but not limited to the failure by the Company to satisfy its payment obligations under the Loan Agreement, the breach of certain of its other covenants under the Loan Agreement, the occurrence of circumstances that could be reasonably expected to have a material adverse effect on the Company’s business or the Company’s ability to perform its obligations under the Loan Agreement, or the occurrence of a change in control of the Company, Comerica will have the right, among other remedies, to declare all principal and interest immediately due and payable, and will have the right to receive the $100,000 final payment fee and, if the payment of principal and interest is due prior to September 24, 2012, a Prepayment Fee.

As further consideration for access to the loan, the Company has granted a warrant to Comerica to purchase 480,769 shares of the Company’s common stock at an exercise price of $0.26 per share (the “Warrant”). The Warrant is exercisable until September 23, 2018.

The foregoing is only a summary of the material terms of the Loan Agreement and the Warrant, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Loan Agreement and the Warrant, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2011.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 22, 2011, the Board appointed Brian E. Ward, Ph.D., a director and the Company’s interim Chief Operating Officer, as the Company’s President and Chief Executive Officer, effective September 26, 2011. In connection with his appointment as President and Chief Executive Officer, Dr. Ward has resigned as a member of the Compensation Committee of the Board, but will remain on the Board as a director. The Company has entered into a letter agreement with Dr. Ward (the “Ward Offer Letter”)

providing for an annual base salary of $380,000 and an annual target bonus of up to 50% of such base salary upon achievement of specific goals and objectives to be established by the Board or the Compensation Committee of the Board. The Board also granted Dr. Ward an option to purchase 1,530,000 shares of the Company’s common stock, at an exercise price per share equal to the closing trading price of a share of the Company’s common stock on September 26, 2011 subject to the terms and conditions of a stock option agreement to be entered into between Dr. Ward and the Company (the “Ward Stock Option Agreement”). The option award will vest as to 255,000 shares on July 1, 2012, with the remaining shares vesting ratably on a monthly basis over a period of 36 months thereafter, such that the option will be fully vested and exercisable on July 1, 2015, the fourth anniversary of Dr. Ward’s commencement of employment with the Company. The Company also entered into a Change in Control and Severance Agreement (the “Change in Control and Severance Agreement”) with Dr. Ward, which provides that in the event of (a) a termination of Dr. Ward’s employment with the Company other than for cause or (b) Dr. Ward’s resignation for good reason, in either case, on or following the first anniversary of his commencing employment with the Company, then Dr. Ward shall be entitled to receive severance in an amount equal to 12 months of base salary and up to 12 months of continued health coverage. If such termination or resignation occurs within one year following a change in control of the Company, Dr. Ward will also receive 12 months of accelerated vesting of his options to purchase shares of the Company’s common stock.

Dr. Ward, age 59, has served as a director of the Company since May 2011 and served as its interim Chief Operating Officer from July 2011. Dr. Ward also serves as a senior advisor to On-Q-ity Inc., a private oncology diagnostics company, where Dr. Ward served as Chief Operating Officer from September 2010 until he joined the Company. Prior to that, Dr. Ward served as On-Q-ity’s Executive Vice President from May 2008, in which capacity he had primary responsibility for the research and development process. Since March 2008, Dr. Ward has also served as President of Advantage Genomics LLC, a private company that provides strategic and tactical consulting services to biotechnology organizations, with particular emphasis on personalized medicine diagnostics. From February 2007 to February 2008, Dr. Ward served as Senior Vice President, Development at Genomic Health, Inc., a public company focused on genomic-based oncology diagnostics, in which capacity he was responsible for the overall management of all product development activities. From 1996 to 2006, Dr. Ward served in various capacities at Myriad Genetics, Inc., a public molecular diagnostic company, most recently as its Senior Vice President, Medical Genetic Services from October 2005 to September 2006 and as its Senior Vice President, Operations from January 2002 to October 2005. Dr. Ward received a B.S. in Zoology from the University of Wisconsin and an M.S. in Human Genetics and a Ph.D. in Biochemistry, Biophysics, Genetics from the University of Colorado Health Sciences Center.

In connection with Dr. Ward’s appointment as President and Chief Executive Officer, James P. Panek, who has been serving as the Company’s interim President and Chief Executive Officer since July 2011, has stepped down effective September 26, 2011 from his interim position, but will remain a member of the Board. In connection with Mr. Panek’s resignation, the Company has entered into a Consulting Agreement with Mr. Panek (the “Panek Consulting Agreement”) pursuant to which Mr. Panek has agreed to provide consulting services to assist the Company with its transition to new leadership. Mr. Panek’s services under the Panek Consulting Agreement are anticipated to be completed by October 28, 2011. In return for such services, Mr. Panek will receive up to $30,000 in consulting fees.

Effective as of October 1, 2011, Bernard M. Alfano, the Company’s Executive Vice President and Chief Commercial Officer, will no longer be an employee and officer of the Company.

The foregoing provides only a brief description of the terms and conditions of the Ward Offer Letter, the Ward Stock Option Agreement, the Change in Control and Severance Agreement, and the Panek Consulting Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Ward Offer Letter, the Ward Stock Option Agreement, the Change in Control and Severance Agreement, and the Panek Consulting Agreement, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2011.

Item 7.01.	Regulation FD Disclosure.

On September 26, 2011, the Company issued a press release announcing that Dr. Ward has been appointed the Company’s President and Chief Executive Officer effective as of that date, that R. Michael Richey has been appointed the Company’s Chief Business Officer effective as of October 1, 2011 and that Mr. Alfano would be leaving his position as the Company’s Executive Vice President and Chief Commercial Officer. The Company also announced the closing of a $5 million loan from Comerica on September 23, 2011. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

The information furnished pursuant to this Item 7.01 of this report, including the exhibit attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, regardless of any general incorporation language in any such filing, unless the Company expressly sets forth in such filing that such information is to be considered “filed” or incorporated by reference therein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

diaDexus, Inc.
(Registrant)
Date: September 28, 2011
	By:	/s/ Brian E. Ward
Brian E. Ward
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release